Exhibit 10.2

CNET Networks 2005 Incentive Plan:
Plan Description
Chief Marketing Officer (CMO)
Effective for plan year 2005

Plan Objective

CNET Networks 2005 Incentive Plan is designed to reward eligible participants for their efforts toward the accomplishment of the company’s goals for Net Income and Media marketing revenue.

Eligibility

The participant in the 2005 Incentive Plan is the Chief Marketing Officer (CMO) holding that position as of January 1, 2005. No other employees shall be eligible to participate in this plan.

Effective Date of 2005 Incentive Plan

The 2005 Incentive Plan is in effect for calendar year 2005.

Plan Administration

CNET Networks’ Board of Directors’ Compensation Committee (“The Compensation Committee”) is responsible for administering the 2005 Incentive Plan in its sole discretion and judgment. They will review the quality of CNET’s earnings and marketing revenues and recommended incentive payments and make the final, unreviewable decision on all matters related to the 2005 Incentive Plan. CNET Networks and the Compensation Committee may amend, suspend or terminate the 2005 Incentive Plan at any time and in such manner and to such extent as they deem advisable. The Compensation Committee shall have the authority to (a) make adjustments to the company’s or a business unit’s financial targets to take into account significant events such as a significant acquisition or a significant business shutdown, an impairment or other significant event and (b) to determine whether the company has met its financial targets.

Employee Incentive Opportunity

The eligible role is assigned a target incentive opportunity by the Compensation Committee, expressed as a dollar amount for the performance period. The target is communicated to the individual in that role.

An employee who receives target incentive opportunity changes during the year will have any payout prorated based on the number of months at each target incentive opportunity , unless otherwise provided by the Compensation Committee at the time that a change is made.

The actual target incentive opportunity amount will be discussed with a participant by his/her manager or the Compensation Committee on an individual basis.

Components of Target Opportunity

The incentive components for an eligible employee is as follows:

50% of target opportunity will be based on consolidated company financial performance, with one-half of that, or 25 % of the total target, based on the company’s achievement of its Revenue targets and the other half, or 25% of the total target, based upon its achievement of its Net Income targets

50% of target opportunity will be based on achievement against the Media marketing revenue budget

Incentive Payouts

Based on Company financial performance, an individual payout may exceed 100% of target opportunities. The maximum payout is 300% of the target revenue or net income payout, provided the consolidated revenue target has been achieved at 100% or greater. The financial targets are determined by the Compensation Committee.

(See Addendum for additional information on financial targets and the payout table.)

Timing of Payouts

Payouts may occur two times during the year after the close of the 2nd and 4th quarters. 1st half results against annual threshold = 25% of financial target opportunity payout in Q3 2005

Full year results against annual threshold = 75% of financial target opportunity payout in Q1 2006 (or such greater or lesser percentage based on the actual financial results) Operating Guidelines

New Hires

An eligible new hire is eligible for a prorata payout from the date of hire, as determined by the Compensation Committee. Any new hire whose start date is after October 1, 2005 will be eligible to participate in the incentive plan in 2006 Promotion-New to the Incentive Plan or an incentive opportunity that increases Payment will be prorated and calculated based on the date of promotion or hire. If the promotion or hire to an incentive eligible position is after October 1, 2005 then s/he will be eligible to participate in the incentive plan in 2006. An employee who moves into a higher/lower target level any time during the year will have any payout based on the number of months at each target incentive.

Part-Time/Full-Time Status Change

The prorated incentive opportunity will be used to calculate the incentive payment. If the status change is effective between the 1st and 15th of the month, s/he is credited for a full month with the new incentive opportunity. If the status change is effective between the 16th and 31st of the month, s/he is credited for ½ month of the new incentive opportunity.

Terminations

-Voluntary/Involuntary
No payment for results during the specific measurement period, unless employed in good standing at the end of December 31, 2005

Retirement

For employees who retire in 2005 a prorated payment will be made based on business results after the end of the Performance Period, at the same time as other regualar2005 Incentive Plan payments are made.

The retiree will be given full credit for the month in which s/he retires.

Death

The company will pay the employee’s designated beneficiary or estate a prorated amount based on business results after the end of the performance period, at the same time as other normal 2005 incentive payments are made.

The 2005 Incentive Plan Document is the governing document in all CNET 2005 Incentive Plan matters.

CNET Networks reserves the right to amend, discontinue or make significant changes in the plan at any time and for any reason it deems sufficient.